CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF

EnerJex Resources, Inc.

We consent to the incorporation by reference in the Registration Statement No, 333-154472  on Form S-8 of EnerJex Resources, Inc., relating to our audits of the consolidated financial statements of EnerJex Resources, Inc. included in the Amended Annual Report on Form 10-K of EnerJex Resources, Inc. for the fiscal year ended December 31, 2011, the nine-month transition period ended December 31, 2010, and the year ended March 31, 2010.

/s/ Weaver Martin & Samyn, LLC
Weaver Martin & Samyn, LLC
Certified Public Accountants

Kansas City, Missouri

Date: April 13, 2012